Exhibit 99.1

FOR IMMEDIATE RELEASE

China XD Plastics Announces Fourth Quarter and
Fiscal Year 2010 Results

● Full year revenue of $249.8 million, exceeding guidance
● Full year adjusted net income of $47.1 million, exceeding guidance
● Fourth Quarter revenue grew 75.6% year-over-year to $72.4 million
● Fourth Quarter adjusted net income* increased  to $17.2 million

HARBIN, China, March 31, 2011 - China XD Plastics Company Limited ("China XD Plastics" or the "Company"), (Nasdaq: CXDC), one of the leading Chinese manufacturers engaged in the development, manufacture, and distribution of modified plastics primarily for use in automotive applications in China, today announced financial results for the fourth quarter and fiscal year ended December 31, 2010.

Fourth Quarter Fiscal 2010 Highlights

•	Revenue was a record $72.4 million, an increase of 75.6% from the fourth quarter of fiscal 2009

•	Gross profit was $18.6 million, an increase of 90.5% from the fourth quarter of fiscal 2009

•	Gross profit margin was 25.6%, compared to 23.6% in the fourth quarter of fiscal 2009

•
Net income attributable to common shareholders was $6.5 million, compared to net loss of $6.0 million in the fourth quarter of fiscal 2009. Earnings per common share were $0.14 on a fully diluted basis

•	Adjusted net income was $17.2 million or $0.36 per fully diluted share

•	Total volume shipped was 29,907 metric tons, up 26.6% from 23,619 metric tons in the fourth quarter of fiscal 2009

Fiscal Year 2010 Highlights

Compared to the fiscal year 2009 results,

•	Revenue was a record $249.8 million, representing an 84.0% increase

•	Gross profit increased 101.2% to $61.5 million

•	Gross profit margin was 24.6%, compared to 22.5% for fiscal year 2009

•	Net income attributable to common shareholders was $26.2 million, compared to net loss of $9.9 million for fiscal year 2009

•	Earnings per common share were $0.59 on a fully diluted basis, compared to a loss of $0.36 for fiscal year 2009

•	Adjusted net income was $47.1 million or $1.05 per fully diluted share, compared to $24.2 million or $0.58 per fully diluted share for fiscal year 2009

•	Total volume shipped increased 54.1% to 113,721 metric tons

Mr. Jie Han, Chairman and Chief Executive Officer of China XD Plastics, commented; “We are pleased to report record results for the year, with both revenue and adjusted net income exceeding our guidance.  We also delivered a healthy margin improvement, as we continued to increase sales of higher value and higher margin products. Our results were supported by the continuing robust demand for automobiles in China, with both production and sales of automobiles reaching record levels.  Along with the positive industry background and continuing strong demand from our end customers, our total volume shipped in 2010 reached 113,721 metric tons, up from 73,796 metric tons in 2009.

“We continued to execute on a number of strategic initiatives throughout 2010, highlighted by the launch of our newly expanded production lines designated for alternative energy vehicles and other high-end applications. In addition to increasing our production capacity from 120,000 metric tons to 165,000 metric tons, we believe that the new production lines strengthen our position as a leading supplier of high value-added modified plastics for use in alternative energy vehicles, a rapidly expanding segment of the Chinese automobile market. We expanded our customer base in this segment in the fourth quarter with having started delivering our products to Hafei Dongyang and with the signing of an agreement with Ningbo Huazhong, a certified automotive parts supplier for a number of leading automotive OEMs in China, to develop and supply modified plastics for use in electric vehicles. We believe the environmental benefits and strong government support for the alternative energy vehicles industry will help support our continued penetration of this market in the year ahead.”

“We believe that our strong financial and operational performance in 2010 positions us well to drive further growth in 2011.  Despite recent government initiatives to manage the growth of automobile sales, the underlying demand in this environment remains healthy.  Automobile sales in China are expected to grow approximately 10%-15% in 2011, and we expect the trend of increasing modified plastic content per vehicle to continue in China. In addition, we believe the continued expansion of the alternative energy vehicle market in China presents us with another key growth opportunity.  Looking ahead, we will continue to leverage our leading market position, strong customer relationships and robust R&D capabilities to expand our market penetration and increase shareholder value.”

Fiscal Fourth Quarter 2010 Results

Revenue for the fourth quarter of fiscal 2010 was $72.4 million, representing a year-over-year increase of 75.6% from $41.2 million in the fourth quarter of fiscal 2009. The increase in revenue is primarily attributable to increased average selling price and increased sales volume, driven by the shift of our product mix and the strong demand for the Company’s automotive modified plastic products as a result of continued growth in automotive production and consumption in China.

Gross profit for the fourth quarter of fiscal 2010 was $18.6 million, up 90.5% from $9.7 million in the fourth quarter of fiscal year 2009. Gross margin was 25.6% compared to 23.6% in the same period last year. The year-over-year increase in gross margin was due to the continuing shift in the Company’s product mix to higher value-added products as a result of the Company’s successful research, development and marketing efforts.

Selling expenses for the fourth quarter of fiscal 2010 were $154,234. As a percentage of revenue, selling expenses were 0.2% of sales for the fourth quarter of fiscal 2010 compared to 0.4% for the same period in 2009. General and administrative (“G&A”) expenses were $1.5 million, as compared to $2.4 million for the same period of last year. The decrease in G&A expenses was mainly attributed to reduced expenses in connection with share-based compensation during the fourth quarter of 2010. Research and development (“R&D”) expenses were $2.2 million, or 3.1% of total revenue, compared to $0.5 million, or 1.1% of total revenue, in the same period last year.  The increase in R&D expenses was associated with the Company’s on-going R&D efforts to launch new products and obtain new product certifications.

Operating income for the fourth quarter of fiscal 2010 was $14.7 million, compared to an operating income of $6.7 million in the same period a year ago.

Total other income in the fourth quarter of fiscal 2010 was $12.9 million, including $296,623 of interest expense and a non-cash gain of $10.5 million to account for the change in fair value of warrants and derivative liabilities in connection with the securities issued in the private placement financings which closed in December 2009 and October 2010, respectively. Total other expense in the same period of fiscal 2009 was $12.6 million.

EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) for the fourth quarter of 2010 was $18.3 million, a significant increase from $9.0 million in the same period last year. For a detailed reconciliation of adjusted EBITDA, a Non-GAAP measure, to its nearest GAAP equivalent, please see the financial tables at the end of this release.

Net income for the fourth quarter of fiscal year 2010 was $6.4 million, compared to net loss of $5.9 million for the same period a year ago.

Net income attributable to common shareholders for the fourth quarter of fiscal 2010 was $6.5 million. Earnings per share attributable to common shareholders was $0.14 per basic and fully diluted share.

Adjusted net income, excluding non-cash charges associated with stock based compensation, change in fair value of derivative liability and preferred dividend was $17.2 million, or $0.36 per basic and fully diluted share. For a detailed reconciliation of adjusted net income, a non-GAAP measure, to net income, please see the financial tables at the end of this release.

Fiscal Year 2010 Results

Revenue increased by 84.0% to $249.8 million for the fiscal year 2010, from $135.7 million in the fiscal year 2009. The increase in revenue is primarily attributable to our increased sales volume and increased average selling price mainly due to the shift of our product mix towards environmental and engineering products with high added value and our increased market share in North China and East China.

Gross profit increased by 101.2% to $61.5 million for the fiscal year 2010 from $30.6 million in the fiscal year 2009. Gross margin for the fiscal year 2010 was 24.6%, up from 22.5% in the fiscal year 2009. The year-over-year increase in gross margin was due to our efforts at shifting our product mix, including the development and sale of more high value-added automotive modified plastics.
For the fiscal year 2010, selling expenses increased by 17.5% to $470,727 from $400,731 in the fiscal year 2009. As a percentage of revenue, selling expenses were 0.2% of sales for the fiscal year 2010 compared to 0.3% for the fiscal year 2009 as our distribution model becomes more efficient in managing and obtaining customers. General and administrative (“G&A”) expenses for the fiscal year 2010 were $20.0 million, as compared to $11.2 million for the fiscal year 2009. The increase in G&A expenses was mainly attributed to the increase in a non-cash expense principally due to a non-cash expense of $13.3 million in connection with the option agreement between two major shareholders compared to $3.1 million in fiscal year 2009. For the fiscal year 2010, research and development (“R&D”) expenses were $7.4 million, or 3.0% of total revenue, compared to $1.3 million, or 1% of total revenue, in the fiscal year 2009.  The increase in R&D expenses was associated with increasing number of product certifications for automotive applications, increasing R&D efforts in alternative energy vehicle materials and high value-added products in non-automotive applications such as high speed trains, airplanes and ocean-going vessels.

For the fiscal year 2010, operating income increased by 91.2% to $33.7 million, compared to an operating income of $17.6 million in the fiscal year 2009.

Total other income was $16.4 million for the fiscal year 2010, including $1.3 million of interest expense and a non-cash gain of $15.0 million to account for the change in fair value of warrants and derivative liabilities in connection with the securities issued in the private placement financings which closed in December 2009 and October 2010, respectively. Total other expense in the fiscal year 2009 was $13.5 million.

EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) was $54.6 million for the fiscal year 2010, an increase from $27.7 million in the fiscal year 2009. For a detailed reconciliation of adjusted EBITDA, a Non-GAAP measure, to its nearest GAAP equivalent, please see the financial tables at the end of this release.

For the fiscal year 2010, net income was $28.8 million, compared to net income of $4.0 million for the fiscal year 2009.

Net income attributable to common shareholders for the fiscal year 2010 was $26.2 million. Earnings per share attributable to common shareholders was $0.59 per basic and fully diluted share.

For the fiscal year 2010, adjusted net income, excluding non-cash charges associated with stock based compensation, change in fair value of derivative liabilities, and deferred income tax was $47.1 million, or $1.06 and $1.05 per basic and fully diluted share, respectively. For a detailed reconciliation of adjusted net income, a non-GAAP measure, to net income, please see the financial tables at the end of this release.

Financial Condition

As of December 31, 2010, China XD Plastics had $22.7 million in cash and cash equivalents, $82.3 million in working capital and a current ratio of 4.0. Shareholder’s equity as of December 31, 2010 was $104.3 million compared to $21.5 million at the end of 2009.

Recent Events

On December 6, 2010, the Company announced that in conjunction with its first investor day in Harbin for institutional investors and analysts held on December 3, 2010, the one year anniversary of the Company’s listing on Nasdaq, the Company held a ceremony to commemorate the official opening of its newly installed production lines designated for alternative energy vehicle applications and the designation of Heilongjiang Enterprise Academy Member Workstation. The new production lines became fully operational in January 2011, ahead of the originally scheduled launch date.

On December 3, 2010, China XD Plastics announced the successful completion of its 3rd annual seminar on the development of the macromolecular materials industry. The seminar is an annual forum for leading Chinese experts in the field of macromolecular materials research and development ("R&D") to present the latest trends in the industry and to interact with China XD Plastics' senior management and product development teams. In addition to their insights on the industry, the visiting experts provided a comprehensive evaluation of 21 projects which constitute the Company's proposed R&D initiatives for fiscal 2011.

On November 22, 2010, the Company announced it had signed an exclusive agreement with Ningbo Huazhong Plastic Products Company Limited ("Ningbo Huazhong") to develop and supply modified plastics for use in electric vehicles. As part of the agreement, China XD Plastics maintains the right to develop products for other automotive plastic manufacturers. The Company believes that this alliance further validates its leading position in the developing market for plastic materials for use in electric vehicles, while demonstrating its continuing R&D capability.

Business Outlook and Guidance

In light of continued favorable trends in the Chinese automotive industry, increasing modified plastics content per vehicle in China, a healthy macroeconomic environment and the continued execution of its growth strategy, the Company expects its fiscal year 2011 revenue to be in the range of $280 million and $310 million and it expects its fiscal year 2011 non-GAAP adjusted net income to be in the range of $48 million and $51 million, excluding any non-cash charges related to stock based compensation and the change in fair value of the existing derivative liabilities and stock-based compensation. This forecast reflects the Company’s current and preliminary view, which is subject to change.

Conference Call

China XD Plastics management will host a conference call at 8:30 a.m. ET on Friday, April 1, 2011, to discuss its 2010 fourth quarter and fiscal year financial results and recent business activity. The conference call may be accessed by calling +1-877-353-4923 (for callers in the U.S.) or +1-702-894-2405 (for international callers) and entering pass code 46091181.  Please dial in approximately 10 minutes before the scheduled time of the call.

A recording of the conference call will be available through April 8, 2011, by calling +1-800-642-1687 (for callers in the U.S.) or +1-706-645-9291 (for callers outside the U.S.) and entering pass code 46091181.

A live webcast and replay of the conference call will be available on the investor relations page of the Company’s website at http://www.chinaxd.net.

 About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly owned subsidiary, Harbin Xinda Macromolecule Material ("Xinda"), develops, manufactures, and distributes modified plastics, primarily for automotive applications. The Company's specialized plastics are used in the exterior and interior trim and in the functional components of more than 60 automobile brands manufactured in China including Audi, Red Flag, Volkswagen and Mazda. The Company’s wholly-owned research center is dedicated to the research and development of modified plastics, and benefits from the cooperation with well-known scientists from prestigious universities in China. As of December 31, 2010, 177 of Xinda’s products have been certified for use by one or more of the automobile manufacturers in China. For more information please visit http://www.chinaxd.net.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the Company’s ability to successfully expand its production capacity; the future trading of the common stock of the Company; the Company’s ability to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:
China XD Plastics Company Limited Mr. Taylor Zhang, CFO Phone: +1-212-747-1118 (New York) Mr. Tienan Han, IR Manager Phone: +86-451-8434-6600 (Harbin) Email: cxdc@chinaxd.net	Taylor Rafferty (US): Bryan Degnan +1-212-889-4350 ChinaXD@ Taylor-Rafferty.com Taylor Rafferty (HK): Mahmoud Siddig, Managing Director +852-3196-3712 ChinaXD@Taylor-Rafferty.com

-Financial Tables Follow-

CHINA XD PLASTICS COMPANY LIMITED
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

Sales	$249,822,934	$135,745,329

Cost of sales	(188,294,026)	(105,160,568)

Gross profit	61,528,908	30,584,761

Operating expenses
Research and development expenses	7,382,507	1,329,656
Selling expenses	470,727	400,731
General and administrative expenses	19,960,153	11,220,406
Total operating expenses	27,813,387	12,950,793

Operating income	33,715,521	17,633,968

Other income (expenses)
Interest income (expenses)	(1,290,440)	(1,418,395)
Other income	87,244,057	107,999
Other expense	(84,515,972)	(11,085)
Changes in fair value of warrants and embedded derivatives	14,990,776	(12,221,972)
Total other income (expense)	16,428,421	(13,543,453)

Income before income taxes	50,143,942	4,090,515

Provision for income taxes	(21,307,153)	(67,249)

Net income	$28,836,789	$4,023,266

Other comprehensive income (loss)
Foreign currency translation adjustment	1,948,757	(4,301)

Comprehensive income	$30,785,546	$4,018,965

Net income from ordinary activities	$28,836,789	$4,023,266

Dividend to Series C preferred stockholders	$(2,646,061)	$(77,396)
Deemed dividends (Beneficial conversion feature of series C preferred stock)	-	(13,891,477)

Net income attributable to common shareholders	26,190,728	(9,945,607)

Basic and diluted earnings per common share
Basic	$0.59	$(0.36)
Diluted	$0.59	$(0.36)

Weighted average common share outstanding
Basic	44,252,571	27,789,044
Diluted	44,733,515	27,789,044

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income

GAAP results for the three months ended December 31, 2010 and fiscal year 2010 include non-cash charges.  To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of those items in this release. The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

	Years Ended December 31
	2010	2009
Adjusted Net Income - Non GAAP	47,051,837	24,153,127
Change in fair value of warrants and derivative liabilities	(14,990,776)	12,221,972
Non-Cash Deferred Income Tax	20,997,685	-
Non-Cash Stock-based compensation	1,498,368	4,919,897
Option Arrangement Between Shareholders	13,355,832	3,065,388
Dividends (series C preferred stock)	(2,646,061)	(77,396)
Net Income - GAAP	28,836,789	4,023,266

Weighted average number of shares outstanding
Basic	44,252,571	27,766,751
Diluted	44,733,515	41,351,753
Basic	1.06	0.87
Diluted	1.05	0.58

	Three Months Ended December 31
	2010	2009
Adjusted Net Income - Non GAAP	17,152,907	7,992,025
Change in fair value of warrants and derivative liabilities	(10,493,826)	12,221,972
Non-Cash Deferred Income Tax	20,997,685
Non-Cash Stock-based compensation	123,987	1,728,467
Option Arrangement Between Shareholders	-	-
Dividends (series C preferred stock)	77,336	(77,396)
Net Income - GAAP	6,447,726	(5,881,018)

Weighted average number of shares outstanding
Basic	47,374,744	39,544,474
Diluted	47,650,548	44,583,620
Basic	0.36	0.20
Diluted	0.36	0.18

Reconciliation of Net Income to Adjusted EBITDA

Adjusted EBITDA is a financial measure that is not defined by US GAAP. Adjusted EBITDA was derived by calculating earnings before interest, taxes, depreciation, stock-based compensation and amortization. The Company’s management believes that the presentation of Adjusted EBITDA provides useful information regarding China XD Plastics’ results of operations because it assists in analyzing and benchmarking the performance and value of China XD Plastics’ business. The Company’s calculation of Adjusted EBITDA may not be consistent with similarly titled measures of other companies.  The table below provides a reconciliation of EBITDA to net income, the most comparable GAAP measure.

	CHINA XD PLASTICS COMPANY LIMITED.
	Reconciliation of Net Income to EBITDA
	(Amounts expressed in United States dollars)
	Years Ended December 31
	2010	2009

Net Income (loss)	$28,836,789	$4,023,266
Interest Expense	1,290,440	1,418,395
Provision for Income Taxes	21,307,153	67,249
Stock-based compensation	1,498,368	4,919,897
Option arrangement between shareholders	13,355,832	3,065,388
Change in fair value of warrants and derivative liabilities	(14,990,776)	12,221,972
Depreciation and amortization	3,327,755	2,009,533
EBITDA	$54,625,561	$27,725,700

	CHINA XD PLASTICS COMPANY LIMITED.
	Reconciliation of Net Income to EBITDA
	(Amounts expressed in United States dollars)
	Three Months Ended December 31
	2010	2009

Net Income (loss)	$6,447,726	$(5,881,018)
Interest Expense	296,623	385,212
Provision for Income Taxes	21,122,253	36,608
Stock-based compensation	123,987	1,728,467
Option arrangement between shareholders	-	-
Change in fair value of warrants and derivative liabilities	(10,493,826)	12,221,972
Depreciation and amortization	845,611	551,550
EBITDA	$18,342,373	$9,042,791

CHINA XD PLASTICS COMPANY LIMITED
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$22,720,766	$6,850,784
Notes receivable	402,405	407,487
Accounts receivable - net of allowance for doubtful receivables of
$33,136 and $166,095, respectively	28,615,995	8,558,172
Prepaid expenses and other receivables	431,074	253,172
Inventories	25,257,083	18,371,485
Due from related parties	75,732	-
Advances to employees	559,546	512,745
Advances to suppliers	31,937,098	20,245,861
Taxes receivable	116,882	406,755

Total current assets	110,116,581	55,606,461

Property, plant and equipment, net	49,038,103	31,083,389

Other assets:
Intangible assets, net	244,417	241,945

Total assets	$159,399,101	$86,931,795

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term loans	$21,204,700	$21,678,565
Accounts payable	736,667	1,258,459
Other payables	2,314,966	714,504
Accrued expenses	522,304	648,358
Taxes payable	72,289	4,134
Due to an employee	360,000	-
Due to related parties	1,769,145	148,397
Deferred revenue	77,397	300,296
Dividends payable	792,120	77,396

Total current liabilities	27,849,588	24,830,109
Other liabilities
Deferred tax liabilities - Non-current	21,525,274	-
Common stock warrant purchase liabilities	5,719,130	7,892,513
Embedded conversion feature liabilities	905	18,798,059

Total other liabilities	27,245,309	26,690,572

Total liabilities	55,094,897	51,520,681

Series C convertible redeemable preferred stock: 2 and 15,188 shares issued and outstanding
as of December 31, 2010 and 2009, respectively	1,829	13,891,477

Commitments and contingencies

Stockholders' equity

Series B Preferred Stock, $0.0001 par value, 50,000,000 shares authorized,
1,000,000 shares issued and outstanding as of December 31, 2010 and 2009	100	100
Common Stock, $0.0001 par value, 500,000,000 shares authorized, 47,628,367 and 40,867,050
shares issued and outstanding as of December 31, 2010 and 2009, respectively	4,762	4,087
Additional paid-in-capital	69,040,386	15,360,949
Retained earnings	24,866,352	2,160,621
Statutory surplus reserve fund	6,919,145	2,471,007
Accumulated other comprehensive income	3,471,630	1,522,873

Total stockholders' equity	104,302,375	21,519,637

Total liabilities and stockholders' equity	$159,399,101	$86,931,795

CHINA XD PLASTICS COMPANY LIMITED
 CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

Cash flows from operating activities
Net income	$28,836,789	$4,023,266
Adjustments to reconcile net income to net cash provided by
(used in)operating activities:
Depreciation and amortization	3,327,755	2,009,533
Stock-based compensation expense	14,854,199	7,985,285
Change in fair value of warrants and derivative liabilities	(14,990,776)	12,221,972
Governement grant	(83,990,741)	-
Loss on liquidation	83,990,741	-
Allowance for doubtful receivables	-	66,426
Loss on disposals of property, plant and equipment	522,073	9,413
Deferred tax liabilities-non current	20,997,685	-
Changes in assets and liabilities:
(Increase) decrease in -
Restricted cash	-	3,659,730
Notes receivables	18,487	(104,188)
Accounts receivable and other receivables	(19,732,007)	2,601,377
Prepaid expenses	2,691	(231,652)
Inventories	(6,106,915)	(5,937,387)
Advances to employees	(25,576)	(420,249)
Advances to suppliers	(10,732,560)	(7,119,221)
Taxes receivable	296,275	(406,512)
Deferred charge	-	377,595
Increase (decrease) in -
Accounts payable and other payables	646,236	1,752,596
Due to an employee	359,772	-
Accrued expenses	(136,968)	(171,552)
Tax payable	66,610	(13,621)
Deferred revenue	(227,406)	(3,165,309)

Net cash provided by operating activities	17,976,364	17,137,502

Cash flows from investing activities
Purchase of property, plant and equipment	(20,051,120)	(13,798,468)
Proceeds from sales of property, plant and equipment	330,760	16,000

Net cash used in investing activities	(19,720,360)	(13,782,468)

Cash flows from financing activities
Dividends paid on Series C preferred stock	(1,796,337)	-
Proceeds from short term bank loan	20,685,078	1,171,113
Repayment of short term loans	(21,867,082)	-
Repayment of bank acceptance notes payable	-	(8,051,406)
Proceeds from issuance of Series C preferred stock	-	13,891,477
Proceeds from issuance of common stock	18,821,504	-
Repayment of related parties loan	(221,626)	(7,596,292)
Proceeds from related parties loan	1,769,155	206,628

Net cash provided by (used in) financing activities	17,390,692	(378,480)

Effect of exchange rate changes on cash and cash equivalents	223,286	5,195

Net increase in cash and cash equivalents	15,869,982	2,981,749

Cash and cash equivalents, beginning of year	6,850,784	3,869,035

Cash and cash equivalents, end of year	$22,720,766	$6,850,784

Supplemental disclosures of cash flow information:

Interest paid	$1,241,615	$1,402,661
Income taxes paid	$288,061	$61,943

Non-cash investing and financing activities:
Embedded conversion feature reclassified to equity upon conversion	$10,150,473	$-
Preferred stock converted to common stock	$13,889,648	$-
Warrants issued for consulting service	$-	$46,260
Incentive options granted to a director	$13,355,832	$3,065,388
Common stock and options issued for services	$1,498,367	$4,296,514
Common stock issued as dividend	$135,000	$-
Placement agent warrant	$-	$577,123

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